Exhibit 99.(g)

INVESTMENT ADVISORY AGREEMENT

(Feeder Fund)

AGREEMENT, made as of March 11, 2022, between CPG CARLYLE COMMITMENTS FUND, LLC (the "Fund"), a Delaware limited liability company, and CENTRAL PARK advisErS, llc (the "Adviser"), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Agreement").

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company;

WHEREAS, the Adviser has served as the investment adviser of the Fund since the commencement of the Fund's investment operations, pursuant to an Investment Advisory Agreement between the Fund and the Adviser made as of December 14, 2012 (the "Prior Agreement");

WHEREAS, on October 21, 2021, Central Park Group, LLC ("Central Park"), the parent company of the Adviser, entered into a purchase agreement with Macquarie Management Holdings, Inc. ("Macquarie") pursuant to which Macquarie has agreed to acquire Central Park, subject to the satisfaction of certain customary closing conditions (the "Transaction"), which will constitute an assignment of the Prior Agreement and cause the Prior Agreement to terminate automatically in accordance with its terms, as required by applicable law, upon the closing of the Transaction (the "Closing Date"); and

WHEREAS, the Fund desires to continue to retain the Adviser as investment adviser to furnish certain investment advisory and portfolio management services to the Fund, and the Adviser is willing to continue to furnish these services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Appointment. The Fund hereby appoints the Adviser as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts this appointment and agrees to render the services herein set forth, for the compensation herein described.

2.             Duties as Investment Adviser.

(a)            Subject to the supervision of the Fund's Board of Directors (the "Board"), the Adviser will have full discretion and authority (i) to manage the assets and liabilities of the Fund and (ii) to manage the day-to-day business and affairs of the Fund. The Adviser acknowledges that the Fund currently intends to seek to achieve its investment objectives by investing and reinvesting its assets primarily in CPG Carlyle Commitments Master Fund, LLC (the "Master Fund"). In furtherance of and subject to the foregoing, the Adviser will have full power and authority on behalf of the Fund, among other matters:

(1)	to purchase, sell, exchange, trade and otherwise deal in and with securities and other property of the Fund and to loan securities of the Fund;

(2)	to do any and all acts and exercise all rights with respect to the Fund's interest in any person, firm, corporation, partnership or other entity;

(3)	to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions, subject to Paragraph 2(b);

(4)	to borrow from banks or other financial institutions and to pledge Fund assets as collateral therefor, to trade on margin, to exercise or refrain from exercising all rights regarding the Fund's investments, and to instruct custodians regarding the settlement of transactions, the disbursement of payments to the Fund's investors ("Investors") with respect to repurchases of units of beneficial interest in the Fund ("Units"), and the payment of Fund expenses;

(5)	to call and conduct meetings of Investors at the Fund's principal office or elsewhere as it may determine and to assist the Board in calling and conducting meetings of the Board;

(6)	to engage and terminate such attorneys, accountants and other professional advisers and consultants as the Adviser may deem necessary or advisable in connection with the affairs of the Fund or as may be directed by the Board;

(7)	to engage and terminate the services of persons to assist the Adviser in providing, or to provide under the Adviser's control and supervision, advice and management with respect to the Fund at the expense of the Adviser;

(8)	as directed by the Board, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Fund or any assets of the Fund;

(9)	if directed by the Board, to arrange for the purchase of (A) one or more "key man" insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Fund, or (B) any insurance covering the potential liabilities of the Fund or relating to the performance of the Board or the Adviser, or any of their respective principals, trustees, officers, members, employees and agents; and

(10)	to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in such activities and transactions as are, in the opinion of the Adviser, necessary and appropriate for the conduct of the business of the Fund without the act, vote or approval of any other Investors or person.

(b)             The Adviser, in its discretion, and to the extent permitted by applicable law, may use brokers that provide the Fund with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser's good faith determination that such commission is reasonable in terms of either the particular transaction or the overall responsibility of the Adviser to the Fund and its other clients, and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Should the Adviser simultaneously place orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(c)            The Fund hereby authorizes the Adviser and any entity or person associated with the Adviser or selected by the Adviser that is a member of a national securities exchange to effect any transaction on such exchange for the account of the Fund, which transaction is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation by the Adviser or any person or entity associated with the Adviser.

(d)           The Adviser agrees to provide certain management and administrative services to the Fund. These services shall include:

(1)	the provision of administrative and secretarial, clerical and other personnel as necessary to provide the services required to be provided under this Agreement;

(2)	the general supervision of the entities which are retained by the Fund to provide administrative services and custody services to the Fund;

(3)	the handling of Investor inquiries regarding the Fund and providing Investors with information concerning their investment in the Fund;

(4)	monitoring relations and communications between Investors and the Fund;

(5)	overseeing the drafting or updating of disclosure documents relating to the Fund and assisting in the provision of all offering materials to Investors;

(6)	maintaining and updating Investor information, such as change of address and employment;

(7)	overseeing the distribution and acceptance of Investor Applications (as defined in the Fund's confidential offering memorandum (the "Memorandum")) and confirming the receipt of such applications and funds;

(8)	issuing instruments certifying Investor ownership of Units in the Fund;

(9)	coordinating and organizing meetings of the Board;

(10)	preparing materials and reports for use in connection with meetings of the Board;

(11)	preparing and filing any required tax or information returns; and

(12)	reviewing and approving all regulatory filings required under applicable law.

Notwithstanding the appointment of the Adviser to provide services hereunder, the Board shall remain responsible for supervising the management, business and affairs of the Fund.

3.             Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser or its affiliates, who also may be a Director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.             Expenses.

(a)            During the term of this Agreement, the Fund will bear all expenses incurred in the business of the Fund, other than those not specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund will include, but are not limited to, the following:

(1)	all expenses related to its investment program, including, but not limited to: (i) the Fund's proportional share of (a) the management fee paid by the Master Fund to the Adviser, (b) expenses borne indirectly through the Fund's investment in the Master Fund, (c) all costs and expenses directly related to portfolio transactions and positions for the Fund's account, such as direct and indirect expenses associated with the Fund's investment in the Master Fund, and (d) all other expenses of the Master Fund; (ii) transfer taxes and premiums; (iii) taxes withheld on non-U.S. dividends or other non-U.S. source income; (iv) fees for data, software and technology providers; (v) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); and (vi) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

(2)	all costs and expenses (including costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and registration of the Fund, offering costs and the costs of compliance with any applicable federal or state laws;

(3)	the fees of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund (the "Independent Directors") and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Board or Investors that are regularly scheduled, permitted or required to be held under the terms of the Fund's Limited Liability Company Agreement, as may be amended or amended and restated from time to time, the 1940 Act or other applicable law;

(4)	a portion, as determined by the Directors, of the compensation payable to the Fund's chief compliance officer, and expenses attributable to implementing the Fund's compliance program;

(5)	the fees and expenses of performing research, risk analysis and due diligence, including third party background checks;

(6)	the fees and disbursements of any attorneys, accountants, independent registered public accounting firms and other consultants and professionals engaged on behalf of the Fund and the Independent Directors;

(7)	a portion, as determined by the Directors, of the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser or the Directors or the officers of the Fund;

(8)	recordkeeping, custody and transfer agency fees and expenses;

(9)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Investors;

(10)	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties;

(11)	all charges for equipment or services used for communications between the Fund and any custodian or other agent engaged by the Fund;

(12)	fees of custodians, other service providers to the Fund and other persons providing administrative services to the Fund;

(13)	any extraordinary expenses, including indemnification or litigation expenses;

(14)	all taxes to which the Fund may be subject, directly or indirectly, and whether in the United States, any state thereof or any other U.S. or non-U.S. jurisdictions;

(15)	a portion of expenses associated with personnel of the Adviser or its affiliates providing legal services to the Fund (including, without limitation, the review and updating of the registration statement, review of Investor reports, preparing materials relating to Board and Investor meetings, the negotiation of service provider agreements and other contracts for the Fund and the preparation and review of various regulatory filings for the Fund) and producing regulatory materials (including, without limitation, the production and formatting of Investor reports and offering documents for the Fund); and

(16)	such other types of expenses as may be approved from time to time by the Board.

(b)           The payment or assumption by the Adviser of any expenses of the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

5.             Compensation. No compensation shall be payable to the Adviser under this Agreement.

6.             Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any Investors in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of the Adviser or its affiliates, who may be or become an officer, Director, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of the Adviser even though compensated by it.

7.             Indemnification.

(a)            The Fund will indemnify the Adviser and its affiliates, and each of their respective members, directors, officers and employees and any of their affiliated persons, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Fund, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Directors who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance, that if one of the foregoing parties receives any such advance, the party will reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this Paragraph 7. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

(b)           Notwithstanding any of the foregoing, the provisions of this Paragraph 7 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Paragraph 7 to the fullest extent permitted by law. The provisions of this Paragraph 7 shall survive the termination or cancellation of this Agreement.

8.             Duration and Termination.

(a)            This Agreement will become effective on the Closing Date, provided that this Agreement will not take effect unless it has first been approved (i) by a vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting (or as otherwise permitted by applicable law or regulatory relief) called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date of effectiveness. Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting (or as otherwise permitted by applicable law or regulatory relief) called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(b)           Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 60 days' written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

9.             Use of Name. The Fund agrees that the names "Central Park Group" and "CPG" are owned by Central Park or an affiliate of Central Park, and that, at the Adviser's request, it will take all necessary action to change the name of the Fund to a name not including "Central Park Group" or "CPG" in any form or combination within 10 days of the Adviser's request, that the Fund's failure to do so is not compensable by monetary damages and that the Adviser shall be entitled to equitable relief to enforce the Fund's obligation hereunder. The provisions of this Paragraph 9 shall survive the termination or cancellation of this Agreement.

10.           Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.           Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "national securities exchange," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

CENTRAL PARK ADVISERS, LLC

By:	/s/ Michael Mascis
Name: Michael Mascis
Title: Principal Accounting Officer

CPG CARLYLE COMMITMENTS FUND, LLC

By:	/s/ Michael Mascis
Name: Michael Mascis
Title: Principal Accounting Officer